Exhibit 10.1
TERMINATION AND FEE AGREEMENT
THIS TERMINATION AND FEE AGREEMENT, dated as of May 26, 2017 (this "Agreement"), among MVP REIT, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes ("Company"), MVP REIT II, Inc., a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes beginning with the taxable year ending December 31, 2017 ("REIT II"), MVP REIT II Operating Partnership, LP, a Delaware limited partnership ("REIT II OP"),  and MVP Realty Advisors, LLC, a Delaware limited liability company and the investment advisor to Company and REIT II ("Advisor").  Each of Company, REIT II, REIT II OP and Advisor is sometimes referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, Company, REIT II, MVP Merger Sub, LLC, a Delaware limited liability company, and, with respect to specific provisions, Advisor, have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the "Merger Agreement"), which sets forth certain rights and obligations of the parties thereto;
WHEREAS, upon the consummation of the Merger, the Parties desire to terminate the Advisory Agreement, dated as of September 25, 2012, as amended by that certain Amendment No. 1 to the Advisory Agreement, dated as of November 21, 2013, between Company and Advisor (collectively, the "REIT I Advisory Agreement"), upon the terms and subject to the conditions set forth herein;
WHEREAS, Advisor desires to waive any fees payable to Advisor in connection with the Merger or the termination of the REIT I Advisory Agreement; and
WHEREAS, upon the consummation of the Merger, Advisor shall be entitled to receive the Advisor Acquisition Payment (as defined below) from REIT II, as contemplated by this Agreement and Section 9(a) of the Amended and Restated Advisory Agreement among REIT II, REIT II OP and Advisor (the "REIT II Advisory Agreement" and, together with the REIT I Advisory Agreement, the "Advisory Agreements").
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

 TERMINATION OF REIT I ADVISORY AGREEMENT
Section 1.1 Termination of REIT I Advisory Agreement.  Advisor and Company hereby agree that the REIT I Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Merger Effective Time, subject to the last sentence of Section 1.4 and upon receipt by the Advisor of the Advisor Acquisition Payment payable pursuant to Section 1.3; provided, that, Articles 13, 15, 16 and 17 of the REIT I Advisory Agreement shall survive termination.
Section 1.2 Waiver of Termination Fees. Advisor hereby irrevocably and unconditionally relinquishes and waives any and all fees or compensation payable to Advisor in connection with the termination of the REIT I Advisory Agreement or the Merger.  For the avoidance of doubt, none of the fees contemplated by Section 13.3 of the REIT I Advisory Agreement nor any other payment not contemplated by this Agreement (including, but not limited to, any Disposition Fees, as such term is defined in the REIT I Advisory Agreement) shall be payable in connection with the termination of the REIT I Advisory Agreement or the Merger.
Section 1.3 Advisor Acquisition Payment. The fee payable to the Advisor pursuant to and in full satisfaction of Section 9(a) of the REIT II Advisory Agreement (the "Advisor Acquisition Payment"), which shall be the only fee payable to the Advisor in connection with the Merger (as defined in the Merger Agreement), shall be paid by REIT II to the Advisor on the Closing Date to the account of Advisor as set forth in Schedule I to this Agreement.
Section 1.4 Waiver of Notice; Calculation of Fees. Advisor and Company each hereby waives any notice of termination requirement, whether set forth in the Advisory Agreements, any other contract between Company or REIT II, on the one hand, and Advisor, on the other hand, or any of its Affiliates or otherwise. Notwithstanding anything herein or in the Advisory Agreements to the contrary, Advisor shall also be entitled to all unpaid fees and unreimbursed expenses under the Advisory Agreements, incurred in the ordinary course of business for the period up to the Closing as calculated in accordance with the terms of the Advisory Agreements; provided, that Advisor shall have remitted invoices for all such fees and expenses prior to the Closing Date.

ARTICLE 2

 REPRESENTATIONS AND WARRANTIES OF ADVISOR
Advisor hereby represents and warrants to Company and REIT II as follows:
Section 2.1 Organization. Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to carry on its business as now conducted.
Section 2.2 Authority. Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.
Section 2.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree ("Law"); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.
Section 2.4 Claims by Advisor. Advisor has not made any claims against Company or any subsidiaries of Company (the "Company Parties") and, to Advisor's knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.
Section 2.5 Claims by Company Parties. None of the Company Parties has made any claims against Advisor and, to Advisor's knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.
Section 2.6 Brokers. Except as previously disclosed to REIT II pursuant to the REIT I Disclosure Letter or to Company pursuant to the REIT II Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.

ARTICLE 3

 GENERAL PROVISIONS
Section 3.1 Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.
Section 3.2 Revocation.  If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.
Section 3.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
Section 3.4 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.
Section 3.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):
(a) if to Advisor, to:
MVP Realty Advisors, LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com
(b) if, prior to Closing, to a Company Party, to
MVP REIT, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com

(c) if to REIT II or, following Closing, a Company Party, to:
MVP REIT II, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com
Section 3.6 Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneously with this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.
Section 3.7 Governing Law; Venue.
(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflict-of-law principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in a Maryland state or federal court located in Baltimore City. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of such courts, for the purpose of any dispute based upon, arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined only in such courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute in such courts, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute in such courts. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 3.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 3.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 3.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 3.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 3.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.11.
Section 3.12 Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MVP REIT, INC.
By:  /s/ Michal V. Shustek
Name: Michael V. Shustek
Title: Chief Executive Officer
MVP REALTY ADVISORS, LLC
By:  /s/ Michael V. Shustek
Name: Michael V. Shustek
Title: Authorized Signatory
MVP REIT II, INC.
By:  /s/ Michael V. Shustek
Name: Michael V. Shustek
Title: Chief Executive Officer
MVP REIT II Operating Partnership, LP
By:	MVP REIT II, Inc., its General Partner
By:	/s/ Michael V. Shustek
Name: Michael V. Shustek
        Title: Chief Executive Officer

Schedule I
Advisor Acquisition Fee Calculation and Wire Transfer Instructions
[to be delivered prior to Closing]